Exhibit 8.1

List of Subsidiaries*

Mega Retail Ltd.

Dor Alon Energy in Israel (1988) Ltd.

Blue Square Real Estate Ltd.

Eden Briut Teva Market Ltd.

Bee Group Retail Ltd.

Naaman Group (N.V.) Ltd.

Diners Club Israel Ltd.

Dor Alon Gas Technology Ltd.

Dor Alon Retail Sites Management Ltd.

Alon Cellular Ltd.

*All of our subsidiaries are incorporated in Israel